As filed with the Securities and Exchange Commission on February 25, 2026

Registration No. 333-273206

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

LAVORO LIMITED

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands		N/A
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
Av. Dr. Cardoso de Melo, 1450, 4th floor, office 401 São Paulo — SP, Brazil, 04548-005, +55 (11) 4280-0709
(Address of Principal Executive Offices)
Lavoro Limited Restricted Stock Unit Plan (Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Manuel Garciadiaz

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☒

Non-accelerated filer (Do not check if a smaller reporting company) ☐ Smaller reporting company ☐

 Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) is filed by Lavoro Limited, a Cayman Islands exempted company (the “Company”) to deregister any and all Class A ordinary shares, par value $0.001 per share, of the Company (the “Shares”) registered but unsold or otherwise unissued as of the date hereof under the Registration Statement No. 333-273206 on Form S-8, registering 5,830,416 Shares, pursuant to the Lavoro Limited Restricted Stock Unit Plan (the “RSU Plan”) filed with the Securities and Exchange Commission (the “SEC”) on July 11, 2023.

On February 13, 2026, the Company announced that it notified The Nasdaq Stock Market LLC (“Nasdaq”) of the Company’s decision to voluntarily delist its Shares from the Nasdaq Global Market. On February 24, 2026, the Company filed a Notification of Removal From Listing And Registration on Form 25 with the SEC to delist the Shares from Nasdaq and to deregister the Shares under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the SEC requesting the termination of registration of the Ordinary Shares under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Section 15(d) of the Exchange Act. In connection with the Company’s voluntary decision to delist and deregister, the Company has terminated any and all offerings pursuant to the Registration Statement. Accordingly, the filing of this Post-Effective Amendment is made pursuant to an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering. The Company, by filing this Post-Effective Amendment, hereby removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, State of São Paulo, Brazil, on the 25th day of February, 2026.

LAVORO LIMITED
By:	/s/ Julian Garrido
	Name:	Julian Garrido
	Title:	Chief Financial Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.